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                                                                   Exhibit 10.12

BOB PETERSON

FROM:               Martina Cosentino [mcosentino@ibm.net]
SENT:               Wednesday, August 04, 1999 1:34 AM
TO:                 dkmartell@aol.com
SUBJECT:            Offer and benefits


Hi Ken:

Here is the informal offer of employment for the VP/Gm position at WH Salisbury as well as the benefit information as discussed.

1) Salary of $156,000 per year. Salary is paid bi-weekly on a direct deposit basis.
2) Bonus potential of 30% of base salary, calculated on 3 factors, a) Attainment of agreed to personal objectives, as set forth between Bob Peterson and yourself
b) Attainment of WH Salisbury corporate performance objectives c) Attainment of NSP LLC Holdings corporate performance objectives. The approximate breakdown by item is a) 20%, b) 60% and c) 20%. Bonuses are paid after the audited results are completed, usually by March 31 of the following calendar year. You would be required to still be employed by the company on the day the bonuses are issued, in order to be eligible for the pay out.
3) Bonus will be pro-rated and guaranteed at 80% of potential for the number of months you are employed by WH Salisbury for 1999. As explained, if you were employed for the entire calendar year of 1999, your maximum pay out would be 30% of $155,000 or $46,500. Dividing $46,500 by 12 months brings us to $3875 per month. If you begin on August 16th, you would be eligible for 4.5 months bonus. 80% of 4.5 multiplied by $3875= $13,950. Using the start date of 8/16/99 you will have a guaranteed bonus using this start date of $14,000 and a potential to reach 100% should goals and objectives for all three factors, outlined in #2 above, be met. This could change if your start date is later than 8/16/99.
4) This VP/GM position entitles you to a leased vehicle, at this time. Currently it is a 1998 Buick Park Avenue, with a lease that expires April 2001. At the expiration of the lease a $600 per month car allowance will be offered in lieu of another leased vehicle.
5) You will be eligible for 3 weeks vacation, starting in calendar year 2000.
6) The medical benefits are administered through Cigna. It is a POP and benefits are paid on an 80/20 basis both for In and Out of network providers. However, In-network provider's fees are usually more beneficial as they have agreed to accept payment based on a (Usual and Customary) basis and will file claims directly on your behalf.
Dependent children are covered until the end of the calendar year they reach 23. However, I am not certain whether they have to be enrolled in the plan prior to reaching 23 years of age, In order to remain eligible for coverage until the end of the calendar year of their 23rd birthday. I will check into this for you. I spoke to Bob Peterson regarding the matter of your son and he stated that these are the benefits as offered and the Company does not have a program to extend the coverage beyond this age. In this matter you would need to insure your son personally and privately through another plan. As for the bi-weekly contribution, It is $68.60 for family coverage and I will clarify if this amount will change, if only three family members are enrolled. The waiting period for enrollment is thirty days.
7) Life insurance is offered and paid for by the company at rate 2xsalary, to a maximum of $150,000.

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8) There is a 401K presently through American Express. Waiting period is 1 year after start of employment. The company matches 50% up to a maximum of 6% of salary. Vesting for the company match is 20% per year for five years, with 100% after 5 years.
9)There is an integrated profit sharing and pension plan with a waiting period of 1 year. Both are vested after five years, with no vesting prior to that time. Details of this would be provided upon start date.
10) All senior executives must sign a non compete agreement prior to beginning employment with the company.
11) As mentioned previously, a consolidation and/or change of benefits is targeted for January 1, 2000.

I hope you are pleased with this offer and the inclusion of a guaranteed bonus for 1999 as well as the three weeks vacation.

All the members of the NSP and Salisbury teams are very excited to have you join them and look forward to accepting this offer within the next day or so.

Please call me with any additional questions of comments.

Cordially,
Marti Cosentino for Bob Peterson

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